WASHINGTON, D.C. 20549

                                  FORM 15/A
                              (Amendment No. 1)

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION OF REGISTRATION UNDER
     SECTION 12 (g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
         OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15 (d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.

     This Form 15/A amends Adirondack Financial Services Bancorp, Inc.'s
           Form 15 dated June 9, 1999 and filed on June 15, 1999.

                                             Commission File Number 000-29666
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                 Adirondack Financial Services Bancorp, Inc.
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            (Exact name of registrant as specified in its charter)


       52 North Main Street, Gloversville, New York 12078 518-725-6331
       ---------------------------------------------------------------
             (Address, including zip code, and telephone number,
       including area code of registrant's principal executive offices)


                    Common Stock, $.01 par value per share
                    --------------------------------------
          (Title of each class of securities covered by this Form)


                                     None
                                     ----
     (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)


      Please place an X in this box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule   12 g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(i)       [   ]
      Rule   12g -4(a)(1)(ii)     [   ]     Rule 12h-3(b)(1)(ii)      [   ]
      Rules  12g -4(a)(2)(i)      [   ]     Rule 12h-3(b)(2)(ii)      [   ]
      Rule   12g -4(a)(2)(ii)     [   ]     Rule 12h-3(b)(2)(ii)      [   ]
      Rule   12h -3(b)(i)(i)      [X]       Rule 15d-6                [   ]

      Approximate number of holders of record as of the certification or
notice date:   1
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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Adirondack Financial Services Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      DATED: June 21, 1999.        Adirondack Financial Services Bancorp, Inc.
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                                        /s/  Lewis E. Kolar
                                        -------------------------------
                                   By:  Lewis E. Kolar, President & CEO